Memorandum of Understanding

This Memorandum of Understanding (MOU) is made on June 1, 2012 (The "Effective Date") by and between:

1. Unified Communications Inc., a company incorporated under the laws of Tokyo, Japan and presently having its registered office at Iida bldg SF, 3-24-9 Nishi Shinbashi, Minato-Ku Tokyo Japan.

Hereinafter referred to as "UCI", (which expression shall, unless repugnant to the subject or context shall mean and include its successors, assigns and administrators)

AND

2. Shenzhen CCPower Corporation, a Company, with its principal place of business at the offices of Room 706, Cyber Times Tower B, Tairan Road, Futian District, Shenzhen, China, 518040 Hereinafter referred to as "CCPower" (which expression shall, unless repugnant to the subject or context shall mean and include its successors, assigns and administrators)

1. The two parties agree mutually on the following:

Both UCI and CCPower are engaged in the business of providing communication platform/system and services for Carrier, Enterprise and Consumer.

(1) The CCPower shall allow UCI to distribute and/or resell its individual or joint application services and products in Japan market. UCIshall have exclusive distribution rights to the application services and products in Japan market except the Mach5 branded Application Services.

(2) UCI and CCPower agree to have the strategic partnership for developing China market for services and products.

This MOU is an expression of the parties' intent to enter into good faith discussions regarding the projects. Also, this MOU confirms both parties' intention of entering into a commercial MOU when each project starts.

2. CONFIDENTIAL INFORMATION

Each Party agrees that during the Term of this MOU and thereafter (a) it will use Confidential Information belonging to the other Party solely for the purpose(s) for which it was disclosed hereunder and (b) it will not disclose Confidential Information belonging to the other Party to any other party/parties (other than its employees and/or professional advisors on a need-to-know basis who are bound by obligations of nondisclosure and limited use at least as stringent as those contained herein). The Parties further agree that except as necessary to perform their respective obligations hereunder or otherwise expressly required by law, but only to the extent so authorized or required, they will not publicly announce or otherwise disclose any of the terms and conditions of this MOU. In the event either party is requested or ordered by a court of competent jurisdiction to disclose Confidential Information belonging to the other Party,such Party will give the other Party immediate notice of such request or order and, at the other Party's request and expense, resist such a request or order to the fullest extent permitted by law. Each party will promptly (i) return to the other upon request any or all Confidential Information of the other then in its possession or under its control and (ii) erase or otherwise destroy all computer entries containing any Confidential Information of the other then in its possession or under its control and provide the other with written certification of such erasure or destruction. The provisions of this Clause 2 shall survive any termination of this MOU.

For the purposes of this MOU, Confidential Information shall include but not limited to the Invention, all data,materials, products, technology,computer programs, Users, specifications, manuals, business plans, software, marketing plans, business plans, financial information, prospective investors, clients, and other information disclosed or submitted, orally, in writing, or by any other media, from one Party to the other Party.

3. TERMS & TERMINATION

a.

Terms. This MOU is not legally binding, however shall become effective as of the date first written above (the "Effective Date") and shall continue in full force for a 3 month probation period with an automatic renewal of one calendar year in case none of the parties resigns beforehand. Thereafter, this MOU may be renewed for further periods of one (1) year, provided mutual written MOU of the parties is reached in this respect.

b.	Termination. This MOU shall come into force on the date abovementioned and shall be valid for the Term thereof unless terminated by either party as stated hereunder:

i.	If the other Party commits a breach of any material terms or conditions/obligation of this MOU and fails to cure the breach within 30 days after receipt of written notice from the other party.

ii.	Either Party may terminate this MOU by giving the other party advance written notice of 90 days of its intention to terminate the MOU.

iii.

This MOU shall be automatically terminated, if either party is dissolved, wound up or goes into liquidation, or a trustee or receiver is appointed by operation of a lawful order of a court of competent jurisdiction to take over the assets of either party,or it ceases to carry on its business as described in this MOU.

4. INDEMNIFICATION

Each party shall indemnify and hold harmless the other Party from and against any losses, costs, claims, damages, or liabilities incurred by the other party as a result of the negligent or intentional acts or omissions of the other party, its employees, agents, or sub-contractors or as a result of or related to the breach of any term or condition of this MOU.

5. FORCE MAJEURE

Notwithstanding anything else in this MOU,no default,delay or failure to perform on the part of either party shall be considered a breach of this MOU, if such default,or failure to perform is shown to be due to causes beyond reasonable control of the party charged with a default,including,but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities or suppliers, epidemics, war, embargoes, sever weather, fire earthquakes, act of God or the public enemy, nuclear disasters, supplier delay,breakdown of communication facilities, breakdown of web host, breakdown of internet service provider or default of a common carrier or other events beyond that party to breach.

6. GOVERNING LAW

This MOU shall be governed by and interpreted or construed in accordance with the laws of Hong Kong without regard to its principles regarding conflict of laws. Any and all disputes arising out of or in connection with this MOU shall be finally settled by the competent courts of Hong Kong.

Unified Communications Inc.	Shenzhen CCPower Corporation

/s/ Yasunori Ohta	/s/ Takenori Kobayashi

Position PRESIDENT	Position Executive Vice President

Date June 1, 2012	Date: June 1, 2012